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                    AMENDED AND RESTATED CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT is entered into and made effective this 21st day of December, 2001 between NORTH COUNTRY FINANCIAL CORPORATION (the "Company"), with its principal executive offices at 1011 Noteware Drive, Traverse City, Michigan, and RONALD G. FORD (the "Executive").

                                    RECITALS

     The Executive has over 24 years of experience with the Company, NORTH COUNTRY BANK & TRUST (the "Bank"), and/or their affiliates and is currently employed as Chairman of the Board and Chief Executive Officer of the Company and the Bank. The Executive possesses intimate knowledge of the business and affairs of the Company, the Bank, and their affiliates and their respective policies, markets and financial and human resources. By virtue of his employment, the Executive has acquired certain confidential information and data (as described further herein) with respect to the Company, the Bank, and their affiliates.

     The Company and the Bank desire to assure the continued services of the Executive on their own behalf and/or on behalf of their affiliates following termination of his employment by the Company and the Bank for the period provided in this Agreement, and the Executive is willing to continue to provide certain services to the Company, the Bank, and/or their affiliates for such period, upon the terms and conditions hereinafter set forth. In addition, the Company and the Bank wish to prevent the Executive from competing with them for the period provided in this Agreement and the Executive is willing to consent to such a limitation.

     The Company and the Executive expressly acknowledge that, on or about September 15, 1999 and on or about July 3, 2000, the Company and the Executive entered into binding Consulting Agreements. It is further acknowledged by the Company and the Executive that, subsequent to the date of execution of the July 3, 2000 Consulting Agreement, certain circumstances changed such that the Company and the Executive desire to restate and amend, in the form of this Amended and Restated Consulting Agreement, the terms and conditions of said July 3, 2000 Consulting Agreement. The Company and the Executive intend that, subsequent to the execution of this Amended and Restated Consulting Agreement, the July 3, 2000 Consulting Agreement (and the September 15, 1999 Consulting Agreement) shall have no further binding force and effect.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

     1. Consulting. As of the Retirement Date, as defined herein, the Executive agrees to provide the services described in Paragraph 3 hereof for the period stated in


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Paragraph 2 hereof, subject to the other terms and conditions herein provided.
For the purposes of this Agreement, "Retirement Date" means the day after the date the Executive leaves the full-time employ of the Company other than because of death or Disability (as defined in Paragraph 5A hereof).

     2. Term. The term shall commence as of the Retirement Date and shall continue until the tenth anniversary of such date, unless this Agreement is sooner terminated as hereinafter set forth (the "Term").

     3. Duties. During the Term, the Executive shall devote his best efforts and such of his business time, attention, skill and efforts as are necessary to consult with the executive officers and Board of Directors of the Company and the Bank with respect to such matters as may be reasonably requested by the Company and the Bank; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for serving as a director or consultant to any business organization which does not involve a material conflict of interest with the Company's business, from engaging in charitable and community activities, and from managing his personal investments, so long as such activities do not negatively impact on the Executive's availability and ability to provide services to the Company hereunder. The parties hereto acknowledge and agree that (i) the Executive shall be free to reside and work at any location of his choice within the direct geographical service area of the Company and the Bank, (ii) in certain circumstances, the Executive may respond to the Company's requests for his services by telephone, mail, facsimile or similar means of communication, (iii) in requiring the Executive's services hereunder, the Company shall consider the reasonable convenience of the Executive and the demands of his other commitments; (iv) the conduct and control of the consulting services to be performed hereunder shall be the sole responsibility of the Executive; (v) the Company and the Executive shall reasonably agree upon the Executive's schedule and the hours during which he shall be required to perform consulting services hereunder, and (vi) nothing in this Agreement requires the Executive to devote his full time efforts to or on behalf of the Company. The Company hereby acknowledges and agrees that the Executive shall continue to receive compensation and benefits pursuant to this Agreement as set forth in Paragraph 4 hereof notwithstanding the failure or refusal of the Company to request the performance of consulting services by the Executive hereunder. The Company may terminate this Agreement only for Cause as set out in Paragraph 5B hereof.

     4. Compensation. As compensation for the services to be provided pursuant to this Agreement, the Executive shall receive from the Company or its affiliates the compensation, expense reimbursement and other benefits set forth below:

          A. Cash Compensation. The Company will pay to the Executive Seven Thousand Dollars ($7,000.00) per month for the Term. The payments shall be made on a monthly basis in arrears.


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          B. Reimbursement of Expenses. The Company shall pay or reimburse the
     Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his duties hereunder. Upon the Executive's request, the Company shall, during the Term and at its expense, furnish the Executive with secretarial services and office space sufficient for the Executive to perform his duties hereunder at a location mutually convenient for the Company and the Executive.

          C. Benefits. For the Term and the Company's sole cost and expense (i.e., without any co-pay or cost sharing from the Executive), the Company shall provide comprehensive medical and dental insurance benefits to the Executive and/or the Executive's spouse and dependents; provided, however, that (1) if the Executive becomes re-employed with another employer and is eligible to receive medical or other benefits under another employer provided plan, the medical and other benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts, deductibles and costs to him, than the coverage required hereunder, and (2) that if the Executive and/or the Executive's spouse qualifies for coverage by Medicare or any successor program, the Company may require that the Executive and/or the Executive's spouse fully participate in Medicare and pay the premiums therefor personally.

          D. Company Car. For the Term and the Company's expense, the Company shall provide the Executive with a vehicle that is similar in quality to those provided by the Company to the Executive while the Executive was employed as Chairman of the Board and Chief Executive Officer of the Company and the Bank. In addition, at the Company's choice, the Company shall either reimburse the Executive for the Executive's consulting service related out-of-pocket vehicle expenses, or shall pay the Executive the Company's then current mileage reimbursement allowance for all miles traveled by the Executive while performing consulting services pursuant to this Agreement. The Executive agrees to provide the Company with whatever reasonable information and documentation that the Company may require regarding consulting related vehicle usage. At such times as the Company and the Executive shall agree, but not less frequent than every forty-eight
     (48) month period during the Term, the Company shall replace and update the Executive's vehicle.

     5. Consequences of the Executive's Death or Disability, Voluntary Termination or Termination by the Company for Cause.

          A. Death or Disability. The Executive's obligations under this Agreement shall terminate upon the death or Disability of the Executive. The Company's obligations to pay the cash compensation discussed in Paragraph 4A shall also terminate upon the death or Disability of the Executive. The Company


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     will have the obligation to reimburse the Executive for expenses allowed under Paragraph 4B hereof which were incurred prior to the date of death or Disability. Thereafter, the Company's obligations under Paragraph 4B will cease. The health benefits discussed in Paragraph 4C will continue for ten years from the Retirement Date, notwithstanding the death or Disability of the Executive or, if shorter, until the death of the last to die of the Executive or his spouse. For purposes of this Agreement, the Executive shall have suffered a "Disability" if he is disabled within the meaning of the Company's long-term disability plan. If the Company does not have such a plan, the Executive shall have suffered a "Disability" if he is unable to perform his duties with or without reasonable accommodation for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during a 365-day period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative, provided if the parties are unable to agree, the parties shall request that the President of the Schoolcraft County Medical Society choose such physician.

          B. Termination by the Company for Cause. The Company may terminate the Executive's services hereunder for Cause. There will be Cause for termination under any of the following circumstances: (i) any act of Personal Dishonesty (as hereinafter defined) by the Executive; (ii) any act of Willful Misconduct (as hereinafter defined) by the Executive; (iii) any act by the Executive constituting a breach of his fiduciary duty to the Company which results or is intended to result in gain to, or personal enrichment of, the Executive at the Company's expense; or (iv) any breach by the Executive of Paragraph 6A through 6D of this Agreement (noncompetition, confidential information, and nonsolicitation). For purposes of this Agreement: "Personal Dishonesty" means conduct on the part of the Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to the Company; and "Willful Misconduct" means conduct on the part of the Executive which evinces a deliberate disregard of the interest of the Company and which causes (or the Board of Directors determines is reasonably likely to cause) material injury to the Company. The Executive acknowledges and agrees that after the Termination Date, he shall no longer be entitled to receive any of the compensation provided under Paragraph 4 hereof but that Paragraphs 6A through 6D hereof shall continue to apply to the extent provided therein.

          C. Termination by the Executive. The Executive may terminate this Agreement at any time by giving eighteen (18) months prior written notice to the Company. In such event, the Executive shall receive no further compensation hereunder after the Termination Date as defined herein. After the Termination Date, the provisions of Paragraphs 6A through 6D hereof shall continue to apply to the extent provided therein. The term "Termination Date" shall mean (A) the


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     date the Company notifies the Executive that his duties hereunder are being terminated for Cause; (B) the day after expiration of the eighteen (18) month period specified in Paragraph 5C if this Agreement is terminated by the Executive pursuant to Paragraph 5C unless the Executive and the Company agree on an earlier date; provided, however, that (1) any such Notice of Termination shall be given in accordance with Paragraph 5D hereof, and (2) if a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally settled, either by mutual written agreement of the parties, or by arbitration as provided in Paragraph 7F hereof.

          D. Termination Notice and Procedure. Any termination by the Company for Cause as provided under Paragraph 5B hereof or by the Executive as provided under Paragraph 5C hereof, shall be made by written Notice of Termination to the other party delivered by hand or certified mail (postage prepaid), return receipt requested, addressed, if to the Company, at its main office at 1011 Noteware Drive, Traverse City, MI 49686, or if to the Executive, at the address set forth on the signature page of this Agreement (or such other address as shall be specified in writing by either party to the other). Any such Notice of Termination shall be made in accordance with the following procedures:

               (i) Any Notice of Termination for Cause under Paragraph 5B shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination. Any termination of employment by the Executive under Paragraph 5C shall state such fact therein.

               (ii) Any Notice of Termination by the Company for Cause under Paragraph 5B hereof shall be approved by a resolution duly adopted by a majority of the Directors of the Company (or any successor corporation) then in office, specifying in detail the basis for such termination.

               (iii) In the event of a purported termination by the Company for Cause, if within thirty (30) days following the date of receipt of the Notice of Termination, one party notifies the other that a dispute exists concerning the basis for termination, this Agreement shall not be terminated until the dispute is finally resolved either by mutual written agreement of the parties, or by arbitration as provided in Paragraph 7F hereof.

     6.   Obligations of the Executive During and After the Term.

          A. Competition. The Executive agrees that during the Term, and for the two-year period following the Term, he shall not, either directly or indirectly, as an agent, stockholder, employee, officer, director, trustee, partner, member, proprietor or otherwise, render advice or assistance to (other than on behalf of the Company) or be employed by or render services to any person, company,


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     business entity, or other organization which is engaged in the business of providing banking or financial services within a sixty (60) mile radius of any branch office of the Bank or any other affiliated entity of the Company. The terms "banking" and "financial services" shall be defined as only those services that are being offered by the Bank at the time that this Agreement is signed by the parties. The Company, Bank and any other affiliated entity of the Company are hereafter referred to as the "Company Affiliated Group."

          B. Confidential Information. The Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Executive without the consent of the Board of Directors to any person, other than an employee of the Company Affiliated Group or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder or as may be legally required, of any confidential information obtained by the Executive while rendering services to the Company Affiliated Group (including, but not limited to, any confidential information with respect to any of the Company Affiliated Group's customers or methods of operation) the disclosure of which he knows or has reason to believe will be materially injurious to the Company Affiliated Group; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Paragraph 6B) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company Affiliated Group.

          C. Solicitation of Employees. The Executive will not, during the Term and for the two-year period following the Term, directly or indirectly, induce, solicit, entice or procure any person who is an employee of the Company Affiliated Group, or has been such an employee within the three months preceding such contact by the Executive, to terminate his or her employment with the Company Affiliated Group so as to accept employment with any person, company, business entity, or other organization whatsoever.

          D. Solicitation of Customers. During the Term and for the two-year period following the Term, the Executive will not, directly or indirectly, contact any customer or prospective customer of the Company Affiliated Group with whom the Executive has had contact on behalf of the Company Affiliated Group during the two-year period preceding the date of termination of the Term or any customer or prospective customer about whom the Executive has obtained confidential information in connection with the Executive's services to the Company Affiliated Group during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Company Affiliated Group not to do business or to reduce such customer's business with the Company Affiliated Group or divert any business from the Company Affiliated Group.


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          E. Enforcement of Covenants. The Executive recognizes that irreparable and incalculable injury will result to the Company Affiliated Group, its businesses or properties in the event of his breach of any of the restrictions imposed by this Section 6. The Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company or any affiliate thereof will be entitled, in addition to any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by the Executive and by any other person or entity for whom the Executive may be acting or who is acting for the Executive or in concert with the Executive.

     7.   General Provisions.

          A. Successors and Assigns. (i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  (ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, nor shall the Executive's rights hereunder be subject to encumbrance or to the claims of the Executive's creditors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, Estate, executors, administrators, heirs and beneficiaries.

          B. Enforcement. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          C. Amendment. This Agreement may not be amended or modified except by written instrument executed by the Company and the Executive.

          D. Independent Contractor. The parties hereto acknowledge and agree that the Executive shall be an independent contractor during the Term and that he shall not be deemed an employee of the Company. In acknowledging that he is providing services as an independent contractor, the Executive acknowledges and agrees that, except as specifically provided in Paragraph 4

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     hereof, he shall not be entitled to participate in any insurance, qualified or nonqualified benefit plans or other fringe benefits provided by the Company to its employees and that, except as required by federal, state or local law, the Company shall not be required to withhold nor shall the Company withhold any income, social security, unemployment or other taxes or similar payments from the amounts payable to the Executive hereunder. In the event the Company shall be required by law to withhold any such taxes or payments from amounts payable to the Executive under Paragraph 4 hereof, the amounts payable to the Executive thereunder shall be reduced accordingly.

          E. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to its principles of conflicts of laws.

          F. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, other than a controversy or claim arising in connection with Section 6 hereof (the noncompetition, confidentiality and nonsolicitation provisions) where the Company is seeking injunctive relief, shall be settled exclusively by arbitration by a single arbitrator mutually agreed to by the disputing parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect. Such arbitration will be held in Manistique, Michigan or such other place as is mutually agreed to by the disputing parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award costs and reasonable attorneys' fees to the prevailing party in any arbitration conducted pursuant to this Agreement.

          G. Notice. Notices given pursuant to this Agreement shall be in writing and shall be considered to be given and received in all respects when personally delivered, when transmitted by facsimile or on the second business day following the date deposited in the United States mail, certified mail, postage pre-paid, return receipt requested, addressed to the parties as set forth below or at such other address as each party may specify by notice to the other party, or in the case of a facsimile, to the facsimile number indicated:

          If to the Company:     North Country Financial Corporation
                                 1011 Noteware Drive
                                 Traverse City, Michigan 49686
                                 Attention:  Compensation Committee Chairperson


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          If to the Executive:

                                  Attention: Ronald G. Ford
                                  1385 Opal Lake Road
                                  Gaylord, MI  49735

          H. No Waiver. No waiver by either party at any time of any breach of the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          I. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          J. Effect on Previous Agreements. It is expressly agreed by and between the Company and the Executive that the execution hereof by the parties renders null and void all terms, conditions and the continuing effectiveness of the September 15, 1999 and the July 3, 2000 Consulting Agreements between the parties. The Company and the Executive declare and acknowledge that it was their express intention to replace the September 15, 1999 Consulting Agreement with the July 3,2000 Consulting Agreement and it is their express intention to replace the July 3, 2000 Agreement with this Amended and Restated Consulting Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      COMPANY: NORTH COUNTRY BANK AND TRUST:


                                      By: /s/ Sherry Littlejohn
                                          --------------------------------------
                                          Sherry Littlejohn, its President &
                                          Authorized Signatory


                                      EXECUTIVE: RONALD G  FORD:


                                      /s/ Ronald G. Ford
                                      ------------------------------------------
                                      Ronald G. Ford




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